Dr Pepper Snapple Group Elects Beverage Industry Executive
Mike Weinstein to Its Board of Directors

PLANO, Texas (Feb. 10, 2009) – Dr Pepper Snapple Group (NYSE: DPS) today announced that Mike Weinstein, chairman of INOV8 Beverage Company LLC and a leader in the beverage industry for more than 35 years, has been elected to its board of directors.

Mr. Weinstein, 60, is a co-founder of INOV8, which specializes in developing and commercializing innovative beverage products such as HYDRIVE energy drink. Dr Pepper Snapple Group holds a minority interest in HYDRIVE Energy LLC, a subsidiary of INOV8. Due to his business relationship with DPS, Mr. Weinstein will not qualify as an independent director.

Additionally, John Stewart, DPS’ Chief Financial Officer, has advised the Board that he will not stand for re-election when his initial term expires May 19, 2009. Mr. Stewart will continue to serve as DPS’ Chief Financial Officer.

“Mike’s wealth of industry experience and success in growing great brands will greatly benefit Dr Pepper Snapple as we pursue our goal of being the best beverage business in the Americas,” said Wayne R. Sanders, chairman of the board of DPS. “Through his past association with many of our trusted brands and his background in new product development, Mike has shown himself to be among the most well-respected and capable leaders in the business.”

Mr. Weinstein served as president and chief operating officer of A&W Brands, Inc., in the early ’90s and later as chief executive officer of Snapple Beverage Group, which was acquired by Cadbury Schweppes in 2000. During his career, he also has overseen such brands as RC Cola, Squirt, Mistic, Stewart’s and Vernor’s and has led global innovation and business development teams.  Mr. Weinstein was named to Beverage World magazine’s Hall of Fame in 2000 and received Beverage Digest’s prestigious “Visionary Award” in 2004.

He holds a bachelor’s degree with honors in economics from Lafayette College in Easton, Penn., and a master’s degree from Harvard Business School. He is a board member of the H.J. Heinz Company.

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About Dr Pepper Snapple Group
Dr Pepper Snapple Group, Inc. is an integrated refreshment beverage business marketing more than 50 beverage brands to consumers throughout North America. In addition to its flagship Dr Pepper and Snapple brands, the company’s portfolio includes 7UP, Mott’s, A&W, Sunkist Soda, Hawaiian Punch, Canada Dry, Schweppes, Squirt, RC Cola, Diet Rite, Penafiel, Rose’s, Yoo-hoo, Clamato, Mr & Mrs T and other well-known consumer favorites. Based in Plano, Texas, Dr Pepper Snapple Group employs approximately 20,000 people and operates 24 bottling and manufacturing facilities and more than 200 distribution centers across the United States, Canada, Mexico and the Caribbean. For more information, please visit www.drpeppersnapple.com.

Media Contacts:
Tina Barry Senior Vice President, Corporate Affairs Dr Pepper Snapple Group (972) 673-7931 tina.barry@dpsg.com	Aly Noormohamed Senior Vice President, Investor Relations Dr Pepper Snapple Group (972) 673-6050 aly.noormohamed@dpsg.com

Greg. Artkop
Director of Corporate Communication
Dr Pepper Snapple Group
(972) 673-8470
greg.artkop@dpsg.com